Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

AZZ INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share (“Common Stock”)	Other(1)	1,450,000	(2)	$41.96	(1)	$60,842,000.00	0.00011020	$6,704.79
Total Offering Amounts							$60,842,000.00		$6,704.79
Total Fee Offsets									$0.00
Net Fee Due									$6,704.79

(1)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee on the basis of $41.96 per share, which is the average of the high ($42.31) and low ($41.61) prices per share of AZZ Inc.’s , Common Stock as reported on the New York Stock Exchange on July 6, 2023, which date is within five business days prior to filing this Registration Statement..

(2)
Common Stock being registered hereby relates to the AZZ Inc. 2023 Long-Term Incentive Plan (the “2023 Plan”). This Registration Statement covers, in addition to the number of shares of Common Stock stated above, awards, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Company’s 2023 Plan as a result of one or more adjustments under the 2023 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.